Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Elan Corporation, plc:
We consent to the incorporation by reference in the registration statement (No. 333-100252) on Form F-3, and registration statements (Nos. 333-154573, 333-135185, 333-135184, 333-121021, 333-100556 and 333-07361) each on Form S-8 of Elan Corporation, plc of our reports dated February 25, 2010, with respect to the consolidated balance sheets of Elan Corporation, plc as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity/(deficit) and other comprehensive income/(loss) and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of Elan Corporation, plc.
Our report on the consolidated financial statements, dated February 25, 2010, contains an emphasis paragraph associated with the adoption of new accounting pronouncements, which states effective January 1, 2008, the Company expanded its disclosures about fair value measurements of its financial and nonfinancial assets and liabilities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board (FASB), and effective January 1, 2007, the Company changed its method of recognizing and measuring the tax effects related to uncertain tax positions due to the adoption of new accounting requirements issued by the FASB.
/s/ KPMG
Dublin, Ireland
February 25, 2010